Exhibit 9





  Bankers Trust
  Bankers Trust New York Corporation
  and its affiliated Companies

  BT Securities Corporation

                                            Mailing Address:
                                            Mail Stop 2344
                                            P.O. Box 318, Church Street Station
                                            New York, New York 10008

                                            Address:
                                            One Bankers Trust Plaza
                                            New York, New York  10006
                                            Fax: 212-250-1530



  January 25, 1995

  Board of Directors
  and the Special Committee of the Board
  Dr Pepper/Seven-Up Companies, Inc.
  8144 Walnut Hill Lane
  Dallas, Texas 75231-4372


  Dear Sirs:

  We understand that Cadbury Schweppes plc (the "Acquiror") and Dr Pepper/Seven-Up Companies, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which DP/SU Acquisition Inc., a wholly owned subsidiary of the Acquiror ("Merger Sub"), will make a cash tender offer (the "Offer") to acquire all of the outstanding shares (the "Shares") of common stock par value $0.01 per share of the Company for $33.00 per share.


  The Merger Agreement provides that, following consummation of the Offer, Merger Sub will be merged with and into the Company (the "Merger"), and all remaining Shares, other than any Shares owned by the Company and any Shares owned by the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Company or the Acquiror, and other than dissenting Shares, will be converted into the right to receive $33.00 per share in cash (such amount, whether paid pursuant to the Offer or the Merger, is referred to herein as the "Consideration"). The proposed Offer and the Merger collectively are sometimes referred to herein as the "Transaction."

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of the Company (other than the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Acquiror) of the Consideration to be received by such shareholders pursuant to the Merger Agreement.

  In arriving at our opinion, we have:

  (i)     reviewed the terms of the proposed Merger Agreement;

  Board of Directors
  and the Special Committee of the Board
  Dr. Pepper/Seven-Up Companies, Inc.
  January 25, 1995

  Page -2






  (ii) analyzed certain publicly available historical business and financial information relating to the Company;

  (iii) reviewed historical stock prices and trading volumes of the Company's common stock;

  (iv) reviewed and discussed with representatives of the senior management of the Company certain financial forecasts and other business and financial information, both historical and forecasted, provided to us by the Company;

  (v) reviewed public information with respect to certain other public companies in lines of business we believe to be generally comparable to the business of the Company;

  (vi) reviewed certain publicly available securities research reports regarding the business and prospects of the Company published by major brokerage firms;

  (vii) considered the financial terms, to the extent publicly available, of selected business combinations which we believe are generally comparable to the Transaction;

  (viii) reviewed prices and premiums paid in other business combinations; and

  (ix) conducted such other studies, analyses, and investigations as we have deemed appropriate.

  In rendering our opinion, we have assumed and relied upon the accuracy, completeness and reasonableness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial forecasts supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us.

  In rendering our opinion, we have also assumed that each of the proposed Offer and Merger will be consummated pursuant to the terms and subject to the conditions contained in the proposed
  Merger Agreement.   In addition, we have assumed that obtaining
  the necessary regulatory and governmental approvals for the consummation of the proposed Offer and Merger and the waiver, if any, by the Company of any conditions to consummation of the proposed Offer and Merger will not have an adverse effect on the Company, or on the financial terms of the Transaction.

  Board of Directors
  and the Special Committee of the Board
  Dr. Pepper/Seven-Up Companies, Inc.
  January 25, 1995

  Page -3







  BT Securities Corporation ("BTSC") has acted as financial advisor to the Company in connection with the Transaction and we will receive fees for such services, a substantial portion of which are contingent upon consummation of the Offer. Our firm has in the past provided investment banking and financial advisory services to the Company and has received customary investment banking and financial advisory fees for rendering such services. BTSC is a full service securities firm and as such may from time to time effect lawful transactions, for its own account or the account of customers, and hold positions in securities or options on securities or other obligations of the Company, the Acquiror or affiliated companies. Another BTSC affiliate, Bankers Trust Company ("BTCo"), is on the date of this letter the administrative agent under a Credit Agreement dated October 20, 1992 between the Company, BTCo, Nationsbank of North Carolina, N.
  A. and the Chase Manhattan Bank, N.A.

  Our engagement as financial advisor and the opinion expressed herein are solely for the benefit of the Board of Directors of the Company and the Special Committee of the Board in its consideration of the Transaction and are not undertaken or made on behalf of, and are not intended to (and shall not be deemed to) confer rights or remedies upon, or establish a relationship of privity or a similar relationship with, the Company, the Acquiror, any shareholder or other securityholder of the Company or the Acquiror or any other person or entity. It is understood that this letter may not be disclosed to any person or otherwise referred to, quoted or summarized, without our prior consent.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that as of the date hereof, the Consideration to be received by the shareholders of the Company other than the Acquiror, Merger Sub or any other wholly-owned subsidiary of the Acquiror pursuant to the Merger Agreement is fair to the shareholders of the Company from a financial point of view.

  Very truly yours,

  BT Securities Corporation

  By: /s/ Susan Saltzbart Kilsby